Exhibit 99.1

Royal Gold Agrees to Acquire 25% Gold Stream on the Mt. Milligan Project

DENVER, COLORADO.  JULY 15, 2010:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) today announced it has agreed to acquire 25% of the payable gold produced from  the Mt. Milligan copper-gold project in British Columbia from Thompson Creek Metals Company or its affiliate (“Thompson Creek”) (NYSE:TC;TSX:TCM) concurrent with the closing of Thompson Creek’s proposed acquisition of Terrane Metals Corp. (“Terrane”).  Royal Gold will provide $226.5 million at closing of Thompson Creek’s acquisition of Terrane and thereafter $85.0 million over the construction period of the Mt. Milligan project.  In addition, Royal Gold will pay Thompson Creek a cash payment equal to the lesser of $400 or the prevailing market price for each payable ounce of gold until 550,000 ounces have been delivered to Royal Gold and the lesser of $450 or the prevailing market price for each additional ounce thereafter.  Royal Gold will fund this transaction with cash on hand.

Under the Plan of Arrangement between Terrane and Thompson Creek, holders of Terrane shares will receive C$0.90 in cash and 0.052 Thompson Creek common shares per Terrane share. The consideration implies an offer value of C$1.41 per Terrane share based on Thompson Creek’s closing price on the Toronto Stock Exchange (the “TSX”) of C$9.90 per share on July 14, 2010, representing a premium of 21% to Terrane’s closing price of C$1.17 per share on the same day. The consideration also represents a premium of approximately 35% based on the volume weighted average trading prices of Thompson Creek and Terrane on the TSX and TSX Venture, respectively, for the 20 trading days ended July 14, 2010.  The total value of the consideration offered to the shareholders of Terrane is approximately C$654 million. The transaction has been unanimously approved by the boards of directors of both companies. Goldcorp Inc., which owns 52% of Terrane’s fully diluted shares (including preference shares), has agreed to convert its preference shares into common shares and vote in favor of the Arrangement.  In addition, certain officers and directors holding approximately 1.0% common shares in aggregate have entered into support agreements.

The Mt. Milligan project is in the early stages of construction, and Terrane has announced that production is expected to commence in 2013.  Terrane has reported that proven and probable reserves total 482 million tonnes (0.20% copper; 0.39 g/t gold), containing 2.1 billion pounds of copper and 6.0 million ounces of gold.  Terrane expects the reserves to support a mine life of at least 22 years and estimates that Mt. Milligan will produce approximately 262,000 ounces of gold during the first six years of operation and 195,000 ounces of gold annually over the life of the mine.  Mt. Milligan has received an Environmental Assessment Certificate and a Mines Act Permit from the Province of British Columbia and the Environmental Assessment approval from the Government of Canada.  Terrane has also secured long lead-time equipment and has entered into an engineering, procurement and construction management contract with an AMEC-Fluor joint venture.

Tony Jensen, President and Chief Executive Officer, commented, “We are pleased to be working with Thompson Creek and Terrane to help unlock the substantial value at Mt. Milligan.  This strategic combination brings together the strengths of each company and provides Royal Gold with another near term, long lasting gold revenue source in an attractive host country.  It fits perfectly in our portfolio along with our other major future revenue sources of Peñasquito, Andacollo, Pascua-Lama, and Voisey’s Bay.”

Thompson Creek is one of the largest publicly traded, pure molybdenum producers in the world.  It owns the Thompson Creek molybdenum mine and mill in Idaho, a metallurgical roasting facility in Pennsylvania, and a 75% share of the Endako mine, mill and roasting facility in northern British Columbia.  The company has substantial liquidity and intends to fund the remaining Mt. Milligan development costs from a combination of i) pro forma combined cash balances with Terrane, ii) the proceeds from the Royal Gold transaction, iii) up to $250 million of debt financing, iv) internal cash generation, and v) potential warrant proceeds.  Thompson Creek’s principal executive office is in Denver, Colorado, and it also has an office in Toronto, Ontario.

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty interests.  The Company owns royalties on 189 properties on six continents, including royalties on 32 producing mines and 24 development stage projects.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross
Vice President and Corporate Secretary
(303) 575-6504

Note: Management will host a conference call today, along with a presentation, to review the Mt. Milligan transaction at 10:00 a.m. Mountain time (noon Eastern Time) and will be available by calling (800) 603-2779 (North America) or (973) 200-3960 (international), access #87909456.  The call will be simultaneously broadcast on the Company’s web site at www.royalgold.com under the “Presentations” section.

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Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include the operator’s estimated date for initial production, the estimated gold and copper reserves for the project, the reserve life of the project, the estimated average annual production over the first six years and the life of the mine, unlocking the substantial value at Mt. Milligan, that this strategic combination will provide Royal Gold with another near term, long lasting gold revenue source, and that the Company’s other major future revenue sources will be Peñasquito, Andacollo, Pascua-Lama, and Voisey’s Bay.  Factors that could cause actual results to differ materially from projections include, among others, completion of the transaction, precious metals prices, the risks inherent in construction, development and ramp up of operations of a new mine at Mt. Milligan by an operator who has not previously operated gold mines, decisions and activities of the operator of the various properties, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, operations in land subject to First Nations jurisdiction in Canada, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.  In addition, acquired royalty interests on certain projects are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.